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                                                                  EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT


        We consent to incorporation by reference in the Registration Statement No. 33-43040 of Grant Geophysical, Inc. on Form S-8 of our report dated April 4, 1997, relating to the consolidated balance sheets of Grant Geophysical, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, the year then ended, and the related financial statement schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Grant Geophysical, Inc.


                                        KPMG Peat Marwick LLP


Houston, Texas
April 15, 1997